Exhibit 2

Westpac Banking Corporation ABN 33 007 457 141

Group Secretary & General Counsel Level 27, 60 Martin Place Sydney NSW 2000 Australia Telephone: (61 2) 9226 3546 Facsimile: (61 2) 9226 3550

4 November 2005

Company Announcements Platform

Australian Stock Exchange Limited

20 Bridge Street

SYDNEY NSW 2000

Dear Sir/Madam

Market Information Notice

Westpac Banking Corporation today issued 2,585,287 ordinary shares to Squitchy Lane Holdings Pty Limited. The share issue is in connection with the purchase by Westpac Banking Corporation of 49% of Hastings Funds Management Limited from Squitchy Lane Holdings Pty Limited.

This notice is given by Westpac Banking Corporation for the purpose of satisfying the requirements of paragraph (5)(e) of section 708A of the Corporations Act.

Accordingly, Westpac Banking Corporation makes the following statements:

•                                          Westpac Banking Corporation issued the shares to Squitchy Lane Holdings Pty Limited today.

•                                          Westpac Banking Corporation issued the shares without disclosure under Part 6D of the Corporations Act. That is, without a prospectus.

•              As at the date of this notice, Westpac Banking Corporation has complied with:

•                                          the financial and audit provisions of Chapter 2M of the Corporations Act as they apply to Westpac Banking Corporation; and

•                                          section 674 of the Corporations Act (i.e. its continuous disclosure obligation) as it applies to Westpac Banking Corporation.

•                                          As at the date of this notice, all information of the kind that would be required to be disclosed to the market for the purposes of sections 708A(7) and (8) of the Corporations Act has been disclosed to ASX.

Yours faithfully

/s/ Richard Willcock
Richard Willcock
Group Secretary and General Counsel